                       EXCLUSIVE DISTRIBUTION AGREEMENT
                       --------------------------------

THIS AGREEMENT is made the 18th day of October 1994
- --------------

BETWEEN
- -------

1. CHARTEX INTERNATIONAL PLC, Company No. 243 9625 whose principal place of business is at 1 Sovereign Park, Coronation Road, London NW10 7QP ("Chartex"); and

2. TAIHO PHARMACEUTICAL CO., LTD., whose registered office is at 1-27, Kandanishiki-cho, Chiyoda-ku, Tokyo 101, Japan ("Taiho").

IT IS HEREBY AGREED
- -------------------

1.   Appointment
     -----------

     1.01 Chartex hereby appoints Taiho as its exclusive distributor in Japan (the "Territory") for the products listed in Appendix I to this Agreement as may be amended by written agreement between Chartex and Taiho from time to time (the "Products").

2.   Exclusivity
     -----------

     2.01 Chartex shall not supply the Products in the Territory to any person other than Taiho during the term of this Agreement, except that Chartex may sell Products to international non-profit organizations, such as UN, WHO, IPPF or the like.

     2.02 Taiho shall purchase all its requirements for the Products from Chartex.

     2.03 Subject to Clause 9 hereof, Chartex shall timely supply to Taiho all of its requirements for the Products.

     2.04   Taiho shall commence actual distribution of the Products within six
            (6) months of the date of acquisition of the relevant permission or licence required to import and market the Products in the Territory from the Ministry of Health and Welfare of the Japanese Government

            (the "Ministry"). The first day of such actual distribution is hereinafter referred to as the "Distribution Date" and the date of the approval contained in the Koseisho Certificate (the "Certificate") is hereinafter referred to as the "Approval Date." In connection with the application process for the Certificate, Taiho will keep Chartex reasonably informed of the steps being taken towards receipt of the Certificate and the progress being made in respect thereof.

3.   Term
     ----

     3.01 This Agreement shall be for an initial period commencing on the date of execution by both parties of this Agreement and ending on the fifth anniversary of the Approval Date, and shall continue thereafter for additional periods of two (2) years each unless and until terminated as provided in this Agreement.

     3.02 Either party may terminate this Agreement as of such fifth anniversary or at the end of any such 2-year renewal period by giving to the other party not less than six (6) months' prior written notice.

4.   Marketing and Support
     ---------------------

     4.01 Taiho shall at its own expense and at all times during the term of this Agreement actively promote and endeavour to increase sales of the Products throughout the Territory to all the sectors potentially relevant to the Products. Taiho agrees, given its exclusivity within the Territory, to use reasonable efforts to sell 3.5 million and 5.0 million Products in the first and second twelve-month periods, respectively, following the Distribution Date. In attempting to attain such sales figures, Taiho may include samples purchased at full price hereunder.

     4.02 Taiho shall submit to Chartex a marketing plan, on or prior to May 15 of each year, concerning its activities for the twelve (12) months starting the immediately following July 1. Each marketing plan shall include a forecast of both Taiho's sales and purchases of the Products in the period in question, and a general description of Taiho's proposed marketing expenditures for the same period.

     4.03 Chartex shall give to Taiho all technical and sales assistance reasonably necessary in connection with the sales of the Products in the Territory.

5.   Advertising and Promotion
     -------------------------

     5.01 Without affecting Taiho's freedom to select the prices at which and other terms on which the Products are resold, Taiho shall keep Chartex reasonably informed with respect to Taiho's advertising or promotional materials relating to the Products, and shall, at Chartex's reasonable request, provide Chartex with copies of such materials (translated if necessary).

     5.02 In the event that any person or entity alleges that there exist inappropriate, unlawful or unsubstantiated statements in any text prepared or suggested by Chartex or Taiho in relation to the Products, either in leaflets, sales manuals, promotional or packaging material or the like, Taiho shall refrain from entering into any correspondence, defence, polemics, discussion or admission, except for acknowledging receipt and reporting to Chartex immediately for negotiation, unless in the reasonable opinion of Taiho it is necessary for it to take immediate action in order to prevent damage being done to the reputation of the Products in the Territory and in such circumstances Chartex shall be immediately informed of the allegations raised and the manner in which they have been dealt with by Taiho.

6.   Minimum Purchases
     -----------------

     During the first two twelve-month periods immediately following the Distribution Date Taiho shall purchase at least 1.8 million and 2.0 million Products, respectively; provided, however, that the parties hereto acknowledge that these amounts represent minimum acceptable amounts within the Territory. Products purchased at normal prices hereunder and used as samples shall count towards Taiho's obligations under this Clause 6.

7.   Competing Products
     ------------------

     During the term of this Agreement Taiho shall not (and shall procure that none of its associated companies shall) market in the Territory any tubular prophylactic plastic barrier device used by women or men for protection against the transfer of infectious matter and against pregnancy during sexual intercourse.

8.   Activities Outside the Territory
     --------------------------------

     Taiho shall not sell Products to any customers, or establish any branches, sales offices or distribution depots for the Products, outside the Territory; provided, however, that should Taiho receive a purchase inquiry or order from an international non-profit organization UN, WHO, IPPF or the like outside the Territory Chartex shall, absent any conflicting contractual obligations on its part, discuss in good faith with Taiho the waiver by Chartex of the prohibition contained in the first clause of this sentence.

9.   Forecasts and Orders
     --------------------

     9.01 Prior to Taiho's first submission to the Ministry of documents relating to the Products, the parties hereto shall meet to discuss and agree, in good faith, a system for ordering Products and forecasting such orders, taking into consideration all relevant factors including, but not limited to, the fact that (i) during the initial marketing and sales periods, Taiho will not be able to forecast accurately either demand or sales, and (ii) accurate and frequent forecasts in advance of shipping dates are required by Chartex in order to efficiently plan and conduct production, particularly as regards raw material suppliers, capital acquisitions and workforce constraints; provided, however, that in no event shall Chartex be required to supply in any given month during the term of this Agreement a Product quantity in excess of 25.0% of its monthly Product production capacity unless agreed by Chartex in writing.

     9.02 Nothing in Clause 9.0l shall be deemed to relieve Taiho of its obligations under Clause 6.

     9.03 A11 contracts for the sale of the Products by Chartex to Taiho shall be subject to the terms of this Agreement. In the case of any inconsistency between any individual sale and purchase contract and this Agreement, the terms of this Agreement shall prevail.

10.  Prices
     ------

     10.01 During the first two (2) years immediately following the date of this Agreement, Chartex shall sell and Taiho shall purchase the Products at a CIF (Kobe or Osaka) price based on the FOB price of (Pounds)0.35 per Product. This price is based on Chartex's supplying Products in its standard packaging, it being understood by the parties hereto that Taiho shall bear all costs associated with requested deviations from this standard packaging.

     10.02 No later than three months prior to the second anniversary of the date of this Agreement, Chartex and Taiho shall begin to negotiate in good faith the price at which Products may be sold and purchased hereunder subsequent to such second anniversary. Without limiting the generality of the foregoing good-faith obligation, neither party shall make demands which are unreasonable considering the relative facts and circumstances surrounding such negotiations. If agreeable to both parties, the price set for the first 2-year period under Clause 10.01 may continue in force and effect after such period.

     10.03 Chartex reserves the right to charge any additional costs incurred by Chartex in repackaging and/or storing Products ordered by Taiho.

     10.04 Payment shall be made by Taiho, on the date of despatch of Products, in Pounds Sterling in London by way of a confirmed, irrevocable letter of credit, which letter of credit shall be in all material respects in the form set out in Appendix II.

11.  Delivery
     --------

     11.01 Unless otherwise agreed specifically in writing, and subject to Clause 10.01, delivery shall be effected CIF (Osaka or Kobe).

     11.02 Taiho must notify Chartex within sixty (60) days of the date of delivery of any short delivery or any other apparent loss or damage to the Products. In the absence of such notice, the Products shall be conclusively deemed to have been delivered.


12.  Storage and Out of Condition Products
     -------------------------------------

     12.01 Taiho shall store and transport the Products in conditions which will preserve the Products in good condition.

     12.02 Taiho shall not sell any of the Products which have become out of condition for any reason. For the purpose of this Clause, "out of condition" means Products (including packaging) which:

            (a) Chartex has informed Taiho it would not regard as being saleable; or

            (b)  have been damaged or have deteriorated.

     12.03 If Products in the possession of, under the control of or sold by Taiho are or become out of condition, Taiho shall, if requested by Chartex, give all reasonable assistance to Chartex in locating and recovering the out of condition Products and preventing their sale to third parties. Taiho shall comply with any Product hold or Product recall requirements practiced by Chartex.

     12.04 All actions by Taiho pursuant to Clauses 12.02 and 12.03 shall be taken at the expense of the party who is liable or responsible for the cause of such action.

     12.05 Chartex shall at its own expense replace any Products that on delivery to Taiho are not in a saleable condition or are out of condition.

13.  Compliance with Local Laws
     --------------------------

     Chartex and Taiho shall comply with (and Taiho shall keep Chartex fully and as timely as possible informed of) all applicable laws, regulations, industry standards, Codes of Practice, and other voluntary controls concerning the Products in the Territory and any changes therein.

14.  Import Permission
     -----------------

     14.01 Without affecting the general nature of Clause 13, Taiho shall, at its own expense, do all things (including conducting clinical trials) reasonably necessary to obtain any approval, licence, permission or registration of whatever nature necessary for the importation, marketing, sale and use, under the Trade Mark or the Chartex Mark (as hereinafter defined), of the Products in the Territory as contemplated by this Agreement.

     14.02 Chartex shall supply to Taiho free of charge any and all data and samples of the Products reasonably necessary for obtaining approval, permission or licence described in the preceding paragraph; provided, however, that in no event shall Chartex be required under this Clause 14.02 to supply more than 10,000 Products free of charge.

     14.03 All reports and data resulting from the trials conducted by Taiho in connection with Taiho's application for approval, permission or licence to import and market the Products in the Territory, shall, subject to Clause 22, belong to and become the property of Taiho. However, Taiho shall timely disclose to Chartex free of charge such reports and data, and all other information, documents and data generated in connection with such application, under the confidentiality of Clause 17 of this Agreement, if requested by Chartex. The foregoing shall be provided in English translation wherever reasonably possible.

15.  Indemnification
     ---------------

     15.01 Each party hereto agrees to indemnify and hold harmless the other, its associated companies and its and their respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by it or them in consequence of any negligent act or omission or wilful default or fraud by the party against whom indemnification is sought hereunder in connection with any act, service, obligation or transaction contemplated by this Agreement.

     15.02 Chartex agrees to indemnify and hold harmless Taiho, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by Taiho or its respective directors, officers and employees in consequence of any defective Products supplied by Chartex.

     15.03 In construing the foregoing indemnification, there shall be considered the relative fault, if any, of the party seeking indemnification in connection with the circumstances giving rise to the claim of such party.

     15.04 This indemnity will not be taken to imply any exclusion of or limitation on any contractual liability which either party may incur under this Agreement and is without prejudice to any other rights or remedies of either party hereunder.

     15.05 Neither party hereunder shall be liable to the other for any consequential loss or damage (whether for loss of profit or otherwise and whether occasioned by the negligence of either party or its employees or agents or otherwise) arising out of or in connection with any act or omission of either party hereunder.

     15.06 In the event of a claim or demand being brought against either party under this Clause 15 the party receiving notice shall immediately notify the other party thereof and the party having responsibility hereunder shall forthwith at its own cost handle such claim. In such event, the non-handling party shall provide the handling party with such assistance as the handling party may reasonably require.

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


16.  Reporting
     ---------

     16.01 Taiho shall provide Chartex within twenty (20) days of the end of each calendar month a schedule showing the volume of sales of Products to third parties by wholesale customers of Taiho.

     16.02 Taiho shall report to Chartex within seven (7) days of receipt any adverse reactions from consumers or medical professionals regarding the Products in order that Chartex and Taiho shall discuss and agree how to deal with the matter.


 17. Confidentiality
     ---------------

     17.01 Chartex and Taiho agree that any and all information emanating from the other or any of their respective associated companies and not publicly known (including public information in a compilation which is not publicly known) but not including:

            (a)  information that, at the time of disclosure, is publicly known;

            (b) information that, after disclosure, becomes publicly known other than as a result of a breach of this Agreement;

            (c) information that the recipient can show was known to it prior to the disclosure; and

            (d) information that the recipient can show was made known to it by a third party who was entitled to do so and who did not impose any obligation of confidentiality or restricted use is confidential and proprietary to the party from whom it has emanated or its associated companies, as the case may be.

     17.02 Chartex and Taiho agree that they will not during or after the termination of this Agreement use or disclose for any unauthorized purpose any such confidential information. Chartex and Taiho each accept full responsibility for any unauthorized use or disclosure of the other's confidential information by it or persons to whom it has disclosed the information, however caused.

     17.03 Disclosure of confidential information during the term of this Agreement to the relevant Government Authorities for the purpose of obtaining governmental licence, permission or registration relating to the importation, marketing, sale or use of the Products in the Territory, for the purpose of this Clause, shall be deemed an authorized disclosure.


18.  Trade Marks
     -----------

     18.01 Chartex is the proprietor of the trade mark "FEMIDOM" and Taiho is the proprietor of the trade mark "MYLURA FEMY" (the mark MYLURA FEMY, and all associated logos and the like, being the "Trade Mark" and the mark FEMIDOM, and all associated logos and the like, being the "Chartex Mark").

     18.02 Upon the request of Taiho, and based on its reasonable belief the use of the Chartex Mark (either in conjunction with the Trade Mark or by itself) would increase sales of Products in the Territory, Taiho may register the Chartex Mark, in the name of and as the property solely of Chartex, for use in Japan in connection with the marketing and sale of the Products. Taiho shall receive no rights in respect of the Chartex Mark as a result of such registration other than as specifically provided for in this Agreement.

     18.03 Taiho shall not sell the Products under any name or mark other than the Trade Mark or, if allowed pursuant to Clause 18.02, the Chartex Mark, nor remove or obliterate those marks from the Products nor make any other alteration to the Products, its packaging or its labelling.

     18.04 The use of each of the Trade Mark and the Chartex Mark by Taiho shall at all times be in keeping with and maintain the individual distinctiveness and reputation of such marks.

     18.05 Taiho shall not use any mark which can be reasonably expected to cause confusion with the Chartex Mark in its own corporate name or trading style on any product whatsoever, including, subject to Clauses 18.02 and 18.03, the Products. This obligation shall survive the termination or expiry of this Agreement and any extensions thereof.

19.  Intellectual Property
     ---------------------

     19.01 Nothing in this Agreement including, without limitation, Clause 19.07, shall entitle Taiho to any rights in or to any Intellectual Property Right (as subsequently defined) owned, controlled or used by Chartex or any of its associated companies. All such rights, together with all associated goodwill, are and shall remain the sole property of Chartex or its associated companies as the case may be.

     19.02 Chartex shall take all necessary steps and pay all expenses to obtain patent registration in Japan of its technology covering the Products embodied in its patent application pending before the Japanese Patent Office, Publication No. Hei 6-4084, and maintain for the full life thereof the patents issued thereon.

     19.03 Taiho shall take all possible steps which Chartex may from time to time consider to be necessary to perfect or protect Chartex's Intellectual Property Rights including (but without limitation) carrying out any act Chartex requires in connection with any registration and Chartex shall reimburse Taiho with any disbursements in connection herewith reasonably incurred by it with Chartex's prior written approval.

     19.04 Taiho shall inform Chartex promptly of any potential or actual infringement of any of Chartex's Intellectual Property Rights and shall provide all assistance and information required by Chartex in connection with any such infringement and shall, if Chartex so requests, join in any court or other proceedings relating to such infringement. Chartex shall reimburse any disbursements reasonably incurred by Taiho in connection herewith with Chartex's prior written approval.

     19.05 In this Agreement, "Intellectual Property Rights" include, but are not limited to, any copyright, patent, registered design, unregistered design, logo, know-how, trade mark, trade name or other designation, or get-up and any similar rights in any part of the world owned or used by Chartex or any of its associated companies.

     19.06 Should Taiho be interested in any new products of Chartex or any improvements developed by Chartex in respect of the Products, Chartex shall, prior to approaching any other business partners in the Territory in respect thereof, notify Taiho of such new products or improvements and for a period of ninety (90) days discuss in good faith exclusively with Taiho possible business arrangements with Taiho in respect of such products or improvements.

     19.07 Should Taiho develop any improvements to the Products, Taiho shall have the right to distribute such improvement in the Territory pursuant to the terms of this Agreement and Chartex shall have world-wide production rights in respect thereof and sales rights in respect thereof throughout the world other than in the Territory. If such improvement is separately patentable, Taiho and Chartex shall make a joint application in respect of such improvement only, on terms to be mutually agreed at the time. Nothing herein shall in any way obligate Chartex to manufacture Products containing such improvements.

20.  Force Majeure
     -------------

     Neither party shall be liable for any failure to fulfill or delay in fulfilling any of its obligations under this Agreement (other than an obligation to pay monies) caused by any circumstances beyond its reasonable control, including but not limited to war, riot, civil commotion, accident, fire, flood, Act of God, strike, lock-out or other industrial dispute (whether affecting Chartex's own employees or those of Taiho), legislative or administrative interference, inability to obtain raw materials, provided that if the period of default continues for more than six (6) months the other party shall be entitled to terminate the Agreement forthwith by notice in writing.

21.  Termination
     -----------

     21.01 Either party may terminate this Agreement forthwith by notice to the other party if:

            (a) the other party is in material breach of any term of this
                Agreement or of an
                individual contract for the purchase of the Products and, if the non-breaching party considers (in its complete discretion) that the breach is capable of remedy, the breaching party fails to remedy such breach within 30 days of receipt of written notification requiring it to do so;

            (b) the other party enters into or proposes voluntary arrangement or composition with its creditors or reconstruction of its debt or if its directors make a declaration of insolvency for the purpose of a members voluntary winding up, or if notice is given of a creditors winding up, or if a special resolution is passed that the other party be wound up by the court, or if an administrator or other receiver is appointed, or if the court makes an administration order or order that the other party be wound up by the court, or if the other party ceases to carry on its business or is unable to pay its debt;

            (c) the other party ceases to carry on it business;

            (d) there is any material change in the beneficial ownership of the other party which the party not suffering such change reasonably considers to be detrimental to its interests; or

            (e) the parties hereto are unable to reach agreement in respect of the price at which Products are to be sold and purchased after having negotiated in accordance with Clause 10.02.

     21.02 Termination of this Agreement shall not affect the continuing validity and enforceability of Clauses 17 (Confidentiality), 18 (Trade Marks), 19 (Intellectual Property) and 22 (Consequences of Termination).

22.  Consequences of Termination
     ---------------------------

     22.01 Upon termination of this Agreement for whatever reason or its expiry:

            (a) Taiho's authority to sell Products which have not been paid for shall cease, and all such Products and other Products and Other property of Chartex in Taiho's possession or control shall at Taiho's expense be immediately delivered to Chartex (or at Chartex's option, made available for collection by it, for which purpose Chartex's representatives are granted access to any place where such Products may be) and all monies owed by Taiho to Chartex in respect of those of the Products not paid for but sold or supplied by Taiho prior to the withdrawal of Taiho's authority shall immediately be paid to Chartex;

            (b) any or all stocks of Products or advertising material in saleable condition owned by Taiho may at Chartex's option (exercisable by written notice) be repurchased by Chartex or its nominee within 30 days of notice of termination at the lower of cost or net, failing which Taiho shall be at liberty to sell the same;

            (c) Taiho shall cease to represent in any way that it is an authorized distributor of the Products and shall return to Chartex all advertising material, customer records and all other documents as well as demonstration equipment belonging to Chartex and shall not make any further use of any of Chartex's Intellectual Property Rights; and

            (d) Taiho shall use its best endeavours to provide Chartex with the names and addresses of all customers to whom it has sold the Products and Chartex reserves the right to inform those customers of termination of this Agreement howsoever occasioned.

     22.02 In the event that both (i) Taiho is no longer being supplied with Products in accordance with this Agreement and (ii) Taiho terminates this Agreement Pursuant to Clause 21.01(b), then Taiho shall have the right itself to manufacture Products for sale solely within the Territory; provided, that Taiho shall be obligated, in respect of sales of Products so manufactured, to pay to Chartex, its administrators, liquidators or the like or its successors in interest, either a lump-sum pavment or a royalty, in either case to be reasonable in light of the circumstances prevailing at the time, including, without limitation, (i) the amount of money previously expended by Taiho in connection with its marketing of Products hereunder, (ii) the estimated cost to Taiho of its own manufacturing of Products and (iii) the estimated future benefits to Taiho of manufacturing and selling Products in the Territory. Taiho shall also have the right, under the circumstances described in sub-clauses (i) and (ii) of the first sentence of this Clause 22.02, to be notified in a timely manner of any proposed sale of the assets of Chartex.

     22.03  (a) In respect of all permissions, consents and licences (if any)
                ("Approvals") relating to the marketing and sale of the Products in Japan:

                (i) in the event that Taiho either caused the termination of this Agreement by its breach thereof or delivered a termination notice under Clause 3.02 hereof, then Taiho can and will immediately transfer the Approvals, free of charge, to Chartex or its designee; further, Taiho represents and warrants to Chartex that as of the date hereof there is no legal impediment to its ability to transfer such Approvals free of charge to Chartex; and

                (ii) in the event that Chartex has delivered a termination notice under Clause 3.02 hereof, or if the Agreement is terminated pursuant to Clause 21.01(e), then Chartex shall have the right to cause Taiho to transfer the Approvals to Chartex for a payment the amount of which would be decided and settled by negotiation in good faith and mutual understanding of all relevant factors. These factors shall include, without limitation, Taiho's performance in the market and direct costs incurred by Taiho in procuring the Approvals, having due regard for

                     Taiho's estimate that the direct costs of obtaining the Approvals shall not exceed (Yen)70 million.

            (b) In connection with any assignment of the Approvals under this
                Clause, Taiho will execute all documents and do all things reasonably necessary to ensure that Chartex shall have the benefit of such Approvals.

     22.04 Within 14 days of notice of termination Taiho and Chartex will meet to agree upon all procedures, options and obligations outlined in this Clause 22. At such meeting the parties should agree guidelines regarding release and content of communications relating to the termination and the effects hereof to any third person. From the time of such meeting Chartex shall be free to contact any customer of Taiho and Taiho shall use its best endeavours to assist Chartex in arranging contacts with any such person concerned.

23.  Relationship of the Parties
     ---------------------------

     Chartex and Taiho agree that the relationship between them shall be that of vendor and purchaser. Taiho shall not assume any obligations on behalf of Chartex nor make any representations on behalf of Chartex nor bind Chartex in any manner whatsoever. Taiho is not the agent or partner of Chartex. Nothing in this Agreement shall affect Taiho's freedom to select the prices at, and terms on which, it resells the products.

24.  Assignment
     ----------

     Neither party may assign in whole or in part any of its rights or obligations under this Agreement, or any rights or obligations arising from any individual contract for the purchase of the Products, without the prior consent of the other party; provided, however, that this Clause shall not prohibit any such assignment to an associated company, a legal successor in interest or the like.

25.  Notices
     -------

     Notices shall be in writing sent to the address of the appropriate party set out on the face of this Agreement, or to such other address as may from time to time (by notice to the other party) be designated, and notices shall be deemed to have been duly given:

                (a) on the date of delivery if delivered by
                    hand; or

                (b) fourteen (14) days after the date of posting if sent by registered mail.

     In proving service by post, it shall be sufficient to prove the envelope containing the notice was properly addressed, stamped and posted.

   26.  Entire Agreement
        ----------------

     26.01 This Agreement contains all the terms of the agreement between Chartex and Taiho in respect of the Products, and supersedes all previous representations, negotiations, arrangements and agreements, which Chartex and Taiho acknowledge have no effect. The headings in this Agreement are for convenience of reference only.

     26.02 Should one party wish to amend any portion of this Agreement, it shall notify the other party in writing of the requested amendment and both parties shall thereafter discuss such request. Any variation of this agreement shall be effective only if agreed or confirmed in writing and signed by both parties to this Agreement and the intention to amend this Agreement is clearly expressed.

     26.03 The invalidity of any provision in this Agreement shall not affect the continuing enforceability of the remaining provisions.

     26.04 All rights and remedies expressly granted to the parties hereto are cumulative and do not affect any other rights or remedies which either party may otherwise have at law.

     26.05 In the event of any conflict or inconsistency between the forms of the English language text of this Agreement and any translation, the English text shall prevail.

27.  Waiver
     ------

     The waiver of any right by either party shall not be construed as a waiver of the same right at a future date or as waiver of any other right.

28.  Proper Law and Arbitration
     --------------------------

     28.01  This Agreement shall be subject to and governed by English law.

     28.02 Any dispute arising under this Agreement shall be settled amicably whenever possible, in default of which such dispute shall be settled by one arbitrator sitting in (i) London, England, if the arbitration was commenced by Taiho, and (ii) Tokyo, Japan, if the arbitration was commenced by Chartex, and in both cases in English and in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

     28.03 The courts of Japan and England are hereby given non-exclusive jurisdiction to render judgment upon, and to enforce, each arbitration award, and the parties hereto hereby expressly consent and submit to the jurisdiction of such courts.

     28.04 Each party hereby agrees that the arbitration procedure provided herein shall be the sole and exclusive method of resolving any of the aforesaid disputes.

                                                  SIGNED FOR and on behalf
                                                  of CHARTEX INTERNATIONAL PLC


                                                  By:  /S/
                                                       ----------------------

                                                  Its: Chairman
                                                       ----------------------
in the presence of:

WITNESS /s/

NAME  P Nielsen

ADDRESS  Chartex International PLC

OCCUPATION  Finance Director


                                                  SIGNED FOR and on behalf of
                                                  TAIHO PHARMACEUTICAL CO.,LTD.

                                                  By:  /S/
                                                       ----------------------

                                                  Its: President
                                                       ----------------------


in the presence of:

WITNESS  /s/

NAME  H. Honda

ADDRESS  Taiho Pharmaceutical Co. Ltd

OCCUPATION  Director

                                  APPENDIX I
                                  ----------

                                 (CLAUSE 1.01)

"Products" for purposes of the Agreement shall consist of tubular prophylactic plastic barrier devices designed for women for protection against transfer of infectious matter and against pregnancy during sexual intercourse.

                                  APPENDIX II
                                  -----------

                                (Clause 10.04)


     There follows in this Appendix II the model letter of credit referred to in Clause 10.04 of this Agreement. The issuing bank may be Daiwa Bank Ltd. or any other recognized commercial bank and, as noted in the model, the advising bank may be any bank in the United Kingdom which Chartex instructs. Also as noted in the model, partial shipments are allowed and insurance cover shall be 110% of the invoice value for the Products.


   PLEASE ISSUE AN IRREVOCABLE DOCUMENTARY CREDIT
   UNDER THE FOLLOWING TERMS AND CONDITIONS                                                        DATE
- ------------------------------------------------------------------------------------------------------------------------------------
   TO:                                                               L/C NO.                       APPLICANT'S REF. NO.
             THE DAIWA BANK LIMITED
                                                                     DATE OF ISSUE
- ------------------------------------------------------------------------------------------------------------------------------------
   ADVISING BANK:                                                    APPLICANT:
          Banks Chartex deal with.                                          Taiho Pharmaceutical Co., Ltd.,
- ------------------------------------------------------------------------------------------------------------------------------------
   BENEFICIARY:                                                      AMOUNT: (IN FIGURES AND LETTERS)
                                                                     (                                                           )
          Chartex International PLC                                  ( SAY                                                       )
                                                                     (        Due amount                                         )
                                                                     (                                                           )
- ------------------------------------------------------------------------------------------------------------------------------------
   [ ] AIRMAIL  [ ] AIRMAIL. WITH BRIEF CABLE ADVICE  [x] FULL CABLE WITHOUT MAIL CONFIRMATION  ([ ] L/T  [ ] ORDINARY  [ ] URGENT)
- ------------------------------------------------------------------------------------------------------------------------------------
   EXPIRY DATE AND PLACE OF CREDIT                                   LATEST DATE FOR SHIPMENT/     [ ] CONFIRMED
   DATE: l5th January, 1998                                          DISPATCH
   PLACE: [x] BENEFICIARY'S COUNTRY  [ ] OTHER COUNTRY (   )          1st January, 1998             [x] UNCONFIRMED
- ------------------------------------------------------------------------------------------------------------------------------------
   PARTIAL SHIPMENTS                TRANSHIPMENT                     CREDIT AVAlLABLE BY DRAFTS
   [x] PERMITTED  [ ] PROHIBITED    [ ] PERMITTED [x] PROHIBITED     [x] AT SIGHT  [ ] AT ________________________
- -------------------------------------------------------------------                           (INDICATE TENOR)
   SHIPMENT/DISPATCH AT:            UK ports                         FOR 100% OF THE INVOICE VALUE
   FOR TRANSPORTATION TO:           Kobe or Osaka                    DRAWN ON YOU OR YOUR CORRESPONDENTS
- ------------------------------------------------------------------------------------------------------------------------------------
   REQUIRED DOCUMENTS AS FOLLOWS:

   [x] SIGNED COMMERCIAL INVOICE IN ____________ INDICATING ______________________________________________________

   [x] FULL SET OF CLEAN ON BOARD OCEAN BILLS OF LADING              [ ] CLEAN AIR WAYBILL CONSIGNED TO THE DAIWA BANK LTD

   [x] MADE OUT TO ORDER OF SHIPPER AND BLANK ENDORSED               [ ] MARKED "FREIGHT PREPAID"  [ ] "FREIGHT COLLECT"

   [ ] MADE OUT TO ORDER OF                                          [ ] NOTIFY: APPLICANT/(NAME AND ADDRESS)

   [x] MARKED "FREIGHT PREPAID"   [ ] "FREIGHT COLLECT"

   [x] NOTIFY: APPLICANT/(NAME AND ADDRESS)
         Taiho Pharmaceutical Co., Ltd., 1-27, Kandanishiki-cho, Chiyoda-ku, Tokyo 101, Japan

   [x] MARINE INSURANCE POLICY/CERTIFICATE IN DUPLICATE ENDORSED IN BLANK. FOR 110% OF THE INVOICE VALUE INCLUDING: THE
       INSTITUTE CARGO CLAUSES (ALL RISKS) AND THE INSTITUTE WAR CLAUSES AND THE INSTITUTE STRIKES, RIOTS AND CIVIL COMMOTIONS
       CLAUSES.

   [ ] OTHER DOCUMENTS:
       Packing lists in 3 copies

       COVERING
         One Million and Eight Hundred Thousand pieces of

         MYLURA FEMY (FEMALE CONDOM) at Stg. (Pounds) ________ per piece CIF Kobe or Osaka

         INSURANCE IS TO BE EFFFCTED    [x] BY BUYER    [ ] BY SHIPPER

         TRADE TERMS   [ ] FOB   [ ] C&F   [x] C.I.F.                (PLACE) Kobe or Osaka
                                                                     ---------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
   DOCUMENTS TO BE PRESENTED WITH 15 DAYS AFTER THE ON BOARD DATE OF BILLS OF LADING (THE TRANSPORT DOCUMENT(S)) BUT WITHIN
   THE EXPIRY DATE OF THE CREDIT.
- ------------------------------------------------------------------------------------------------------------------------------------
   SPECIAL INSTRUCTIONS:

       ALL BANKING CHARGES OUTSIDE JAPAN ARE FOR   [ ] OUR ACCOUNT   [x] BENEFICIARY'S ACCOUNT

       T.T REIMBURSEMENT   [ ] ACCEPTABLE   [x] NOT ACCEPTABLE
- ------------------------------------------------------------------------------------------------------------------------------------